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                                    EXHIBIT 2
                                  File 70-____

                       Milbank, Tweed, Hadley & McCloy LLP
                             1 Chase Manhattan Plaza
                               New York, NY 10005

                                November 24, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                        Re: Form U-1 Application

Ladies and Gentlemen:

          We refer to the Form U-1 Application ("Application") filed by UtiliCorp United Inc. ("UtiliCorp"), a Delaware corporation. Capitalized terms and parties not defined herein shall have the meanings ascribed to such terms and parties in the Application.

          In the Application, UtiliCorp applies under Section 3(b) of the Public Utility Holding Company Act of 1935, as amended ("1935 Act"), and Rule 10 thereunder for an order from the Securities and Exchange Commission ("SEC") to exempt UtiliCorp Canada Corp. ("UCC"), a company organized under the laws of the province of Alberta, Canada and operating solely in Canada. UCC has a direct equity ownership interest in UtiliCorp. British Columbia, Ltd., a special purpose corporation organized under the laws of the Province of British Columbia, Canada, and an indirect equity ownership interest in West Kootenay Power, Ltd., an electric utility company organized under the laws of the Province of British Columbia, Canada. We have acted as counsel for UtiliCorp in connection with this Application and, as such counsel, we are familiar with the corporate proceedings taken and to be taken by UtiliCorp and its subsidiaries as described in the Application.

          We have examined originals, or copies certified to our satisfaction, of such corporate records of UtiliCorp, certificates of public officials, certificates of officers and representatives of UtiliCorp and other documents as we have deemed it necessary to require as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon statements of governmental officials and upon representations made by officers of UtiliCorp and other appropriate persons, and statements contained in the Application

          The opinions expressed below in respect of the transactions described in the Application ("Transactions") are subject to the following assumptions or conditions:

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          a.   The Transactions shall have been duly authorized and approved to the extent required by federal and state law and by the Board of Directors of UtiliCorp;

          b. The SEC shall have duly entered an appropriate order or orders granting the Application and permitting the Application to become effective with respect to the Transactions;

          c. The Transactions shall have been accomplished in accordance with all approvals, authorizations, consents, certificates and orders of any applicable state commission or regulatory authority required for the consummation of the Transactions, and all such required approvals, authorizations, consents, certificates and orders shall have been obtained and remain in effect; and

          d. No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

          Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that, in the event that the Transactions are completed in accordance with the Application, and subject to the assumptions and conditions set forth above:

          1. UtiliCorp will be validly organized and duly existing under the laws of the State of Delaware; and

          2. All state and federal laws applicable to the Transaction will have been complied with.

          3. UtiliCorp will legally, directly or indirectly, acquire any securities that are part of the Transaction.

          4. The consummation of the Transaction will not violate the legal rights of the holders of any securities issued by UtiliCorp.

          We hereby consent to the use of this opinion as an exhibit to the Application. The opinions set forth herein are issued and expressed as of the date hereof. We do not assume or undertake any responsibility to advise you of changes in either fact or law which may come to our attention after the date hereof.

Very truly yours,

Milbank, Tweed, Hadley & McCloy LLP
MDD